CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Melissa Merrill
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212)850-5600
(212)808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS SECOND QUARTER AND FIRST HALF FISCAL 2007 RESULTS

New York, NY, August 29, 2007 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its financial results for the second quarter and first six months of fiscal 2007.

The following results for the second quarter and six months in the current and prior year periods exclude from continuing operations the results of the Parisian store group whose remaining departments closed in July 2007 as well as the sales from discontinued Macy’s and Belk stores in the prior year period, which have been classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

Second Quarter Results

Total sales for the second quarter ended August 4, 2007 totaled $148.0 million compared to $149.3 million in the second quarter of fiscal 2006, on a continuing operations basis. Specialty jewelry stores consisting of Carlyle and Congress contributed sales of $27.0 million in the quarter, as compared to $20.0 million in the same period last year, as Congress was acquired in November 2006. Total sales for the second quarter, including sales of the Parisian store group, were $154.4 million compared with $153.6 million in the prior year.

Comparable store sales (stores open for the same months during the comparable period) for the second quarter decreased 3.6% on a continuing operations basis. As previously disclosed, the Company estimates the calendar shift associated with Mother’s Day coming a week earlier this year had an approximate 3% to 4% negative impact on second quarter comparable store sales. Comparable store sales for the second quarter including discontinued stores decreased 1.3%.

For the thirteen weeks ended August 4, 2007, the Company reported a loss from continuing operations of $8.5 million, or $0.93 per share, compared to a loss of $5.1 million, or $0.57 per share, in the second quarter of fiscal 2006. The $0.93 net loss per share for the current quarter compares to the Company’s guidance of a net loss per share in the range of $0.95 to $1.05. An approximate $0.8 million increase in LIFO charges in the second quarter this year compared to the prior year period had a $0.07 negative impact on earnings per share. Results from operations before depreciation and amortization expenses (EBITDA) for the second quarter totaled a loss of $1.9 million, compared to income of $0.7 million in the prior year period. (See Reconciliation of EBITDA in the attached tables.) Income from discontinued operations for the thirteen weeks ended August 4, 2007 totaled $0.1 million, or $0.01 per share, compared to $1.2 million, or $0.13 per share, in the prior year period.

In the Company’s fiscal 2007 outlook, it indicated the effective tax rate to compute the tax benefit for the fiscal year would be significantly lower than that of fiscal 2006. This is primarily due to the projected low level of pre-tax loss and certain non-deductible permanent differences included in financial statement loss, thereby resulting in a lower effective tax rate for financial statement purposes. The lower tax rate in fiscal 2007 will negatively impact the first three quarters of the year due to expected losses in those periods and benefit the fourth quarter, the period in which the majority of the Company’s profit is generated. The effective tax rate for the second quarter of 2007 was 29.6% compared to 39.5% for the second quarter of 2006. Had second quarter 2006 been subject to the second quarter 2007 tax rate, the resulting net loss from continuing operations for the second quarter of 2006 would have been $6.0 million, or $0.66 per share.

For the thirteen weeks ended August 4, 2007, the Company reported a net loss on a consolidated basis including discontinued operations of $8.4 million, or $0.92 per share, compared to a net loss of $4.0 million, or $0.44 per share, in the prior year period.

First Half Results

Sales for the six months ended August 4, 2007 increased 5.9% to $310.9 million compared to $293.7 million in the first six months of 2006, on a continuing operations basis. Specialty jewelry stores contributed sales of $54.3 million for the six month period, as compared to $37.5 million in 2006, as Congress was acquired in November 2006. Total sales for the six months, including sales of the Parisian store group, increased 5.9% to $320.7 million compared to $302.9 million for the same period in fiscal 2006. Comparable store sales for the six months increased 2.4% on a continuing operations basis. For the six months including discontinued stores, comparable store sales increased 3.3%.

For the twenty-six weeks ended August 4, 2007, the Company reported a loss from continuing operations of $16.2 million, or $1.79 per share, compared to a loss of $11.8 million, or $1.32 per share, for the twenty-six weeks ended July 29, 2006. EBITDA for the six months totaled a loss of $3.3 million, compared to a loss of $1.5 million in the prior year period. Income from discontinued operations for the twenty-six weeks ended August 4, 2007 totaled $0.2 million, or $0.03 per share, compared to income of $8.0 million, or $0.89 per share, in the prior year period.

As previously mentioned, the lower tax rate to compute the tax benefit in fiscal 2007 will negatively impact the first three quarters of the year and benefit the fourth quarter. The effective tax rate for the first six months of 2007 was 29.7% compared to 39.5% for the first six months of 2006. Had the first half of 2006 been subject to the same tax rate as the first half of 2007, the resulting net loss from continuing operations for the 2006 six month period would have been $13.8 million, or $1.53 per share.

For the twenty-six weeks ended August 4, 2007, the Company reported a net loss on a consolidated basis including discontinued operations of $16.0 million, or $1.76 per share, compared to $3.9 million, or $0.43 per share, in the prior year period.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “Our comparable store sales increase of 2.4% for the first six months was a solid performance in a difficult retail environment. We are successfully managing our inventory levels and operating expenses, and improved our SG&A leverage in the first half of the year. In addition, we remain encouraged by our performance in the luxury sector, as our Carlyle stores and Bloomingdale’s departments continued to trend positively and generated good results for the quarter and six month period.”

Company Outlook

The Company anticipates a per share loss on a continuing operations basis for the third quarter between $1.10 and $1.20, based on a comparable store sales increase in the range of 2.5% to 3.5%. Total sales are projected to be in the range of $135 to $145 million for the third quarter.

For fiscal 2007, the Company projects a net loss per share on a continuing operations basis in the range of $0.40 to $0.55, EBITDA in the range of $34 million to $36 million, and total sales in the range of $770 million to $790 million, excluding the Parisian store group.

This forecast reflects the impact of additional LIFO charges of approximately $1.2 million for the balance of the year above the Company’s most recent LIFO projections.

Conference Call

The Company’s management will host a conference call to review results and answer questions. The conference call will be held today, August 29, 2007, at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website http://www.finlayenterprises.com and will remain available for approximately 90 days.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores in the southeastern United States and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of the second quarter of fiscal 2007 totaled 725, including 33 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

- financial tables follow -

FINLAY ENTERPRISES, INC.
Consolidated Statements of Operations and other information
(in thousands, except share and per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 4,		July 29,		August 4,		July 29,
	2007		2006		2007		2006
Sales	$148,004	100.0%	$149,270	100.0%	$310,875	100.0%	$293,659	100.0%
Cost of sales	79,628	53.8	78,295	52.5	166,133	53.5	152,816	52.0
Gross margin	68,376	46.2	70,975	47.5	144,742	46.5	140,843	48.0
Selling, general and administrative expenses	70,274	47.5	70,301	47.1	148,053	47.6	142,366	48.5
Depreciation and amortization	3,704	2.5	3,590	2.4	7,247	2.3	7,247	2.5
Loss from operations	(5,602)	(3.8)	(2,916)	(2.0)	(10,558)	(3.4)	(8,770)	(3.0)
Interest expense, net	6,412	4.3	5,594	3.7	12,490	4.0	10,821	3.7
Loss from continuing operations before income taxes	(12,014)	(8.1)	(8,510)	(5.7)	(23,048)	(7.4)	(19,591)	(6.7)
Benefit for income taxes	(3,559)	(2.4)	(3,363)	(2.2)	(6,840)	(2.2)	(7,743)	(2.6)
Loss from continuing operations	(8,455)	(5.7)	(5,147)	(3.5)	(16,208)	(5.2)	(11,848)	(4.1)
Discontinued operations, net of tax	87	0.1	1,165	0.8	236	0.1	7,987	2.8
Net loss	$(8,368)	(5.6)%	$(3,982)	(2.7)%	$(15,972)	(5.1)%	$(3,861)	(1.3)%

Loss from continuing operations per share applicable
to common shares:
- Basic net loss per share	$(0.93)	$(0.57)	$(1.79)	$(1.32)
- Diluted net loss per share	$(0.93)	$(0.57)	$(1.79)	$(1.32)

Discontinued operations:
- Basic net income per share	$0.01	$0.13	$0.03	$0.89
- Diluted net income per share	$0.01	$0.13	$0.03	$0.89

Net loss per share applicable to common shares:
- Basic net loss per share	$(0.92)	$(0.44)	$(1.76)	$(0.43)
- Diluted net loss per share	$(0.92)	$(0.44)	$(1.76)	$(0.43)

Weighted average share and share equivalents
outstanding:
- Basic	9,094,353	9,018,029	9,073,415	9,000,531
- Diluted	9,094,353	9,018,029	9,073,415	9,000,531

Other information: EBITDA (1)	$(1,898)	$674	$(3,311)	$(1,523)

Reconciliation of EBITDA:
Loss from operations	$(5,602)	$(2,916)	$(10,558)	$(8,770)
Add: Depreciation and amortization	3,704	3,590	7,247	7,247
EBITDA	$(1,898)	$674	$(3,311)	$(1,523)

(1)
EBITDA, a non-GAAP financial measure, represents income (loss) from operations before depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay’s operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Finlay’s computation of EBITDA may not be comparable to similar titled measures of other companies.

FINLAY ENTERPRISES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	August 4, 2007	July 29, 2006
Assets
Cash	$3,010	$2,882
Accounts receivable	25,469	38,190
Inventory (1)	414,369	327,626
Other current assets (1)	8,186	53,981
Total current assets	451,034	422,679

Fixed assets, net	53,891	53,336
Other assets	14,828	12,696
Total assets	$519,753	$488,711

Liabilities and Stockholders’ Equity

Short-term borrowings (1)	$102,084	$50,007
Accounts payable	38,904	47,375
Other current liabilities	61,932	68,085
Total current liabilities	202,910	165,467
Long-term debt	200,000	200,000
Deferred income taxes and other non-current liabilities	9,912	9,801
Total liabilities	412,832	375,268
Total stockholders’ equity	106,921	113,443
Total liabilities and stockholders’ equity	$519,753	$488,711

(1)
The termination of the Company’s gold lease program in the fourth quarter of fiscal 2006 is reflected on the balance sheet above as of
August 4, 2007. The net impact of the transaction was to increase asset inventory by approximately $95 million, reduce other current assets by $45 million and increase short - term borrowings by $50 million.